Exhibit 99.1

Collectors Universe Reports Financial Results for Q1, 2017

NEWPORT BEACH, CA – November 2, 2016 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its first quarter of fiscal year 2017.

Operational and Financial Highlights:

■

Revenues in the first quarter increased by $1.1 million, or 8%, to $15.7 million from $14.6 million in last year’s first quarter. That increase was driven by a $0.7 million, or 7%, increase in coin service revenues and a $0.4 million, or 11%, increase in cards and autograph service revenues.

■

Coin revenues generated by our overseas operations increased by $0.6 million or 64%, to 9% of consolidated revenues and 15% of PCGS revenues, in this year’s first quarter, as compared to 6% of consolidated revenues and 10% of PCGS revenues, in the same quarter of last year. Revenues from our China operation increased by $0.3 million or 65% in the quarter.

■

The gross profit margin was, as expected, 61% in this year’s first quarter, as compared to 65% in last year’s first quarter, reflecting (i) a lower average service fee for coins earned in the US resulting from the more competitive and focused marketing program for modern coins that we introduced in January 2016 and (ii) increased investment in China to increase capacity in anticipation of higher revenue from the recently announced new customer contract with Guojin Gold Co. Ltd.

■

Operating income in this year’s first quarter was $2.8 million, as compared to $3.2 million in last year’s first quarter, reflecting higher operating expenses of $0.6 million, related to business development costs, particularly in China and other IT initiatives in support of our businesses.

■	Income from continuing operations in this year’s first quarter were $1.6 million or $0.19 per diluted share, as compared to $1.9 million or $0.23 per diluted share, in last year’s first quarter.

■

The Company’s cash position as of September 30, 2016 was $10.3 million, as compared to $11.9 million as of June 30, 2016. Net cash used of $1.6 million included $2.0 million of cash generated from continuing operations offset by $3.0 million used to pay cash dividends to stockholders and $0.6 million used for capital expenditures and capitalized software costs.

■	On October 25, 2016, we announced our quarterly cash dividend of $0.35 per share, which will be paid on November 25, 2016 to stockholders of record on November 16, 2016.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “The first quarter of FY 2017 started with 8% top line growth over last year, with solid gains in both our coin and sports card businesses. The real strength was in our international operations where revenues increased by 64% to 9% of our total revenues. Consistent with our growth strategy we continued to invest in our China operations, in order to handle the expected increased demand from a recently awarded Guojin contract. This action did moderate our operating income performance somewhat this quarter, but was necessary to prepare us for what we believe will be a stronger overall FY2017.

Collectors Universe, Inc.

We are encouraged by the stronger than expected demand for our services so far in the second quarter, which is our seasonally slowest quarter of the year. We believe we are well positioned for the upcoming start to the domestic and international modern coin year, with expected stronger demand, starting in January 2017.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, November 2, 2016 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 800-227-9428 or 785-830-1925, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 16, 2016 by dialing 888-203-1112 or 719-457-0820 and entering access code 4026979#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectorsuniverse.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”), and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from expectations regarding our future financial performance that are expressed in, or that may be implied or inferred from the discussion of our operating results in this news release. Those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which historically has generated more than 60% of our consolidated revenues and a substantial portion of our operating income , making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may stall, or that domestic or international economic conditions may deteriorate as a result of events outside of our control, that could lead to reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the weakness or volatility of economic conditions in the United States and worldwide will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future.

Collectors Universe, Inc.

Additional information regarding these risks and other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2016 which we filed with the Securities and Exchange Commission on August 30, 2016 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements contained in this news release or in our Annual Report on Form 10-K, as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2016	2015
Net revenues:
Grading, authentication and related services	$15,748	$14,618
Cost of revenues:
Grading, authentication and related services	6,138	5,147
Gross profit	9,610	9,471
Operating Expenses:
Selling and marketing expenses	2,422	2,169
General and administrative expenses	4,414	4,107
Total operating expenses	6,836	6,276
Operating income	2,774	3,195
Interest and other income, net	24	(26)
Income before provision for income taxes	2,798	3,169
Provision for income taxes	1,210	1,226
Income from continuing operations	1,588	1,943
Loss from discontinued operations, net of income taxes	(7)	(12)
Net income	$1,581	$1,931

Net income per basic share:
Income from continuing operations	$0.19	$0.23
Income (loss) from discontinued operations	-	-
Net income	$0.19	$0.23

Net income per diluted share:
Income from continuing operations	$0.19	$0.23
Income (loss) from discontinued operations	(0.01)	-
Net income	$0.18	$0.23

Weighted average shares outstanding:
Basic	8,474	8,434
Diluted	8,561	8,534
Dividends declared per common share	$0.35	$0.35

Note:
Non-cash stock-based compensation included above	$102	$151

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	September 30, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,344	$11,967
Accounts receivable, net of allowance of $45 and $35 at September 30 and June 30, 2016, respectively	3,464	3,883
Inventories, net	2,070	1,835
Prepaid expenses and other current assets	1,219	1,273
Total current assets	17,097	18,958

Property and equipment, net	3,019	2,839
Goodwill	2,083	2,083
Intangible assets, net	1,734	1,762
Deferred income tax assets	2,229	2,229
Other assets	296	240
Non-current assets of discontinued operations	79	79
Total assets	$26,537	$28,190
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,685	$2,728
Accrued liabilities	2,491	2,491
Accrued compensation and benefits	2,375	3,414
Income taxes payable	1,622	782
Deferred revenue	2,560	2,563
Current liabilities of discontinued operations	628	619
Total current liabilities	12,361	12,597

Deferred rent	361	381
Non-current liabilities of discontinued operations	102	217

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,898 issued and outstanding at both September 30 and June 30, 2016.	9	9
Additional paid-in capital	80,744	80,642
Accumulated deficit	(67,040)	(65,656)
Total stockholders’ equity	13,713	14,995
Total liabilities and stockholders’ equity	$26,537	$28,190

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,581	$1,931
Discontinued operations	7	12
Income from continuing operations	1,588	1,943
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	420	341
Stock-based compensation expense	102	151
Provision for bad debts	11	1
Provision for inventory write-down	22	9
Provision for warranty	174	107
Gain on sale of property and equipment	5	(4)
Change in operating assets and liabilities:
Accounts receivable	408	(182)
Inventories	(257)	(168)
Prepaid expenses and other	55	10
Other assets	(57)	(111)
Accounts payable and accrued liabilities	(199)	(55)
Accrued compensation and benefits	(1,039)	(1,829)
Income taxes payable	840	1,054
Deferred revenue	(3)	(236)
Deferred rent	(20)	(12)
Net cash provided by operating activities of continuing operations	2,050	1,019
Net cash used in operating activities of discontinued businesses	(122)	(157)
Net cash provided by operating activities	1,928	862

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of business	5	3
Capital expenditures	(439)	(188)
Capitalized software	(172)	(202)
Patents and other intangibles	39	(20)
Net cash used in investing activities	(567)	(407)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(2,984)	(3,046)
Net cash used in financing activities	(2,984)	(3,046)

Net decrease in cash and cash equivalents	(1,623)	(2,591)
Cash and cash equivalents at beginning of period	11,967	17,254
Cash and cash equivalents at end of period	$10,344	$14,663

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$369	$165